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All Employee Teams Town Hall Transcript

June 9, 2026, 10:00 am EDT

1h 38m 58s

Conway, Lauren 2:12

Good morning, good afternoon, good evening. Welcome to our final Founders Forum from Jersey City. I’m Lauren Conway. I will be your host today. As always, please keep in mind our cautionary note for Organon investors related to any forward-looking statements that anyone may make today.

We have a great program today. We’ll kick things off with welcome remarks from our CEO, Joe Morrissey. And then we’ll hear from a panel of colleagues facilitated by Kate Vossen, sharing personal reflections on our theme, which is for patients with purpose by our people. Joe will return to share more about our 2026 execution and strategic priorities. And then, after our speakers, we’ll answer some of the questions you submitted and take questions from the room here in Jersey City.

So let’s get started. Joe, I’ll hand it over to you for welcome remarks.

Morrissey, Joe

Great.

Welcome to Jersey City!

It’s great to see so many people walking around this morning, the energy in Jersey City. And this is not our last Founders Forum. We’ll have more Founders Forums, but this is our last one in Jersey City. So, it’s great to be able to recognize that as we close out June and we transition to a new office location in Florham Park. And again, thanks to Vic and his team for executing that. That was not an easy selection process or negotiation process. But it’s great to be able to hold this Founders Forum here in Jersey City. And as Lauren said, we have got a great agenda where we’re going to talk around our business in terms of where we are. We’re also going to talk about some of our priorities going forward.

But I would be remiss if I didn’t start with what is most likely on everyone’s mind, right? It’s that A-word, right? That acquisition word. So let’s talk a little bit about where we are in that process. And so obviously, we both companies have made that announcement. If you saw last week, we filed what’s called a draft proxy that eventually will be filing a final proxy, which is essentially what will drive a shareholder vote. So while we’re in this kind of in-between period, it kind of limits us in terms of how much detail we can go into in terms of the actual acquisition. And also, we’re still working with Sun in terms of answering some of the questions. And so I know there are a lot of questions that are submitted to the Q&A. There are a lot of questions that have been submitted on HERA. We’re keeping track of absolutely all of them. And when we have those answers and when we can communicate a lot of those answers, we will be getting back to you. But that’s where we are in the process. We expect the shareholder vote in the near future.

I’m going to say, right? It’s not days away. It’s not months away. It’s going to be in the near future. And what I’ve been telling groups is once that shareholder vote is concluded, that really does free us up where we can talk much more around the details of the actual transaction. And our commitment then is that we provide those opportunities to do those Q&As. And I had the good fortune of being with our colleagues in Italy just a couple of weeks ago, and I even committed to them, and I commit to all of you, if sometime in the future after that vote, you’d like to hop on a virtual Q&A with myself as well as members of my team, we are open to do that because I think open and transparent communication through these times of uncertainty is the best. But as of now, we’re somewhat constrained in terms of what we can actually talk about. And for some of the questions, we’re still waiting for some of the answers ourselves.

But where are we? So last week, many, myself, Carrie Cox for one day, as well as many of our Executive Leadership Team, met in Amsterdam with the chair as well as the CEO and senior leadership team of Sun Pharma. And so really that was the first opportunity for us collectively to get together. And it was out of their request that we would do that so we can drive greater alignment and that we have an opportunity for the leadership teams to get to know each other a little better, because we’re going to be under a lot of pressure in terms of when this actually executes. We focused a lot in terms of that first piece, get to know each other. We also focused on, let’s align on what is most critical to be successful day one and to, I think, allay some of the fears of everybody, because we were just experiencing a Spin five years ago. The structure of this deal really helps both companies in terms of day one execution, because Organon gets held whole and moves over and would be a wholly owned, you would call it almost like a subsidiary, underneath Sun Pharma. So the good news is all of our systems and processes of how we do our jobs every single day stay exactly the same on day number one. So unlike Spin, where we had clones of systems and the weekend before, we were wondering whether we could actually make anything, whether badges would work coming into the office and all that kind of stuff.

The good news is, operate the way you did the day before. And that enables, one, for us to be from an employee base, be calm about that, and be confident that on day number one, the name may change, but we can go about our jobs the way we were going about yesterday. And we can worry about what that, or Sun can worry about what those integration looks like after that.

There will be other changes, and that’s what we were aligning on. There’s certainly going to be some organizational changes and leadership changes, but that’s what Sun is working at today. And the good news is the purpose also of last week was to get our perspective on that. So I think having that voice around the table as Sun is making those critical decisions, we feel fortunate that our voice is at the table, and we’re very honest around, do they listen to it or not? I don’t know, but when they give us a chance, we’re going to make our voice heard going through all that. And that’s where we ended from a priority standpoint. I said we’re largely aligned on the critical path for day one, but I think that’s going to take some additional work.

They emphasize their vision. If you had an opportunity to look at their investor deck, it really talks about why they’re excited about this acquisition. They emphasize that they value the brand that we have built in Organon, and they value also the leadership position that we have developed from a women’s health standpoint.

They’re very clear that all segments of their business, and when you look at our business, they look at the women’s health business, they look at our established brands, and they also look at our biosimilar business as great opportunities for them to spur growth in the combined company, and that their expectation of all segments of their business is to grow double digits each year, right? They have investment strategies and so forth. And I think once we get through the shareholder vote, that’s when we can have the opportunity, to probably have Sun also talk to all of us around their vision in terms of the future. And so we left that meeting optimistic about what we’re going to be doing and how we’re going to be transitioning to day one.

But we also know it’s not going to be easy to do that. There’s some more questions at Q&A I’ll get to. And then afterwards, if I can answer any of your other questions, that’s where we are today. We did a line on some high priority items. So some of you in teams are going to be pulled into some preparation meetings. And they’re coming routinely. So next week are more meetings. The week after that, there are more. July, there is more.

And then I think more and more of the organization will start getting involved. But until then, we’re an independent company. Both companies were very conscious of the legal guidelines that we’re under in terms of not jumping the gun. And we are not combined companies. We are to be aligning on planning activities only and taking no actions. Decisions that we are going to make as a company, as Organon, we are making decisions at an independent company for us to be successful this year, but also to be successful if we’re an independent company long-term. And we’re very clear on that. All communications in and out of Organon need to be going through Daniel Karp and our program management office around the world. I know that some colleagues may be reaching out, and we have examples of them reaching out. If they do, please don’t engage. Please direct them or contact our program management office and we’ll take it from there. It’s very important that we follow that overall process. So we’ll get to more in Q&A, but today there’s something bigger that we’re actually focused on. Do you know what that is?

Thank you, come on, a little louder. I mean, look, this is the engagement part. Right, we engage here, right? Last week we celebrated five years as an independent company. And I think when you look at the future, what we just talked around, and some of that uncertainty in the future, I think it’s actually a great opportunity for us going past this milestone to look back of what did we accomplish in our first five years as a company. And I do want to spend some time on that today and looking back. Because all of you have created a very special company. And a very, very special company and a company that has value that attracted the offer and the actual acquisition that they see that long-term potential. The video that we released last week of me, I always go back to that day one. I think that day one we had was such a special day. And it was more than just ringing the bell on the stock exchange that, hey, we’re an independent company. It was also that Take the Mic event that we did, which I think really accelerated creating a different type of company, and a company that has a vision of making a difference in women’s healthcare, and that Take the Mic to change that narrative to hear women’s voices in terms of healthcare.

And I know up in my office here, before you leave today, come on up and visit in the office. There’s a bunch of mics behind it. You can look at those mics. But I really think that that kicked us off in a very special light, both internally, but then also externally. Being an operations person at heart, I always go back to the Spin activities that we did in those first three years which were just incredibly intense. I know in manufacturing, we had 200 transitional service agreements, forwards and backwards. So as a company, I always look at Vitovec, we probably had over 300, almost nearly 400 transitional service agreements that we had to exit successfully. You know, many of them were within our IT systems in BT, and there were 254 different computer applications that we needed to change while we still ran every day. The biggest one was, this is quiz time, Athena. When you look at Athena, Athena went live in over 70 countries around the world. We went live in all six of our manufacturing sites, and we went live that touched nearly 14,000 users of our systems. And we did it in 14 months or less. Nobody can come up with anybody that went that fast and that complex. And the manufacturing environment was 11 months from when Cramlington went live until our final site. And we not only maintained business continuity, but if you remember those first three years, they were the years that we were driving the most significant volume growth across our businesses.

And we need to be really good, because that’s that aspect of our culture of rising together that really came true. Because when you go that quickly with that, and I don’t even talk about the regulatory filings, I see Jen Jakubowski there, right? That number was either somewhere between 8,000, 10,000, and 12,000, depending on the day that I asked Jen, in terms of how many.

But it’s thousands of regulatory filings. And again, business continuity as well as limited discards in terms of that overall process. There are huge accomplishments that we were able to achieve. And let’s talk about the volume growth. I’m going to start with Atozet. When you think of this whole portfolio of products that we spun out with, they were declining every single year, year on year. Every aspect of this portfolio was declining. And when you look at Atozet, this company, we, our commercial colleagues around the world, created Atozet into a half a billion dollar product, over $500 million product with Atozet, $200 million alone, I believe, in France. And then I love the piece that yes, we had to weather the LOE, which was very significant last year and going into this year. But now when you look at our performance in China, when you look at our performance in Spain, you look at our performance in Korea, we’re driving growth again in terms of Atozet, and we’re using that to drive growth also in our cardiovascular portfolio.

That’s a strength and a capability within your commercial organization that’s really, really impressive. Biosimilars. I think at our prior Founders Forum, we had a spotlight on biosimilars. And biosimilars is a business that at Spin, we spun with like a $300 million business, a little over that. We’re in over $700 million business today. The US alone is managing 4 new product launches in biosimilars. Canada is the number one biosimilar company in Canada, as Organon is. And we’re also preparing for new launches of Poherdy, which is a Perjeta biosimilar, starting in Europe. So being in Europe and seeing that excitement of preparing for another launch in biosimilars, and that’s also a value driver that Sun saw inside of our overall portfolio. And then let’s talk around women’s healthcare. Let’s talk about fertility. You know, fertility has been growing at nearly double digits every single year since Spin. And it’s been growing because we’re growing access. In some cases, it’s getting accounts back that we had lost in the prior 10 years. Others are refining new access to patients around the world to drive access. And we’ve also done almost 50, if not more, 50 new product launches in markets to expand the market share and access. And if you look around the world and you look at fertility rates around the world, they’re at record lows. What a great opportunity for us. And you can see that in our fertility portfolio. And again, I want to shout out to our fertility teams in the US that were faced with a lot of price competition earlier this year. And I just love seeing their performance so far this year of driving volume growth to overcome that challenge that we have price. Also looking at Italy at looking at new access in terms of to our fertility products around the world. And then Nexplanon. When we started with Nexplanon, I think right the last year before Spin, we sold about 8 and a half million rods right before Spin. And this year, it’s 14.5. So, if Simon didn’t hear me, it’s 14.5 million, and this is recorded, so you can play it again. Nearly 14.5, 14.5 million. That’s a huge accomplishment with access. And Ricardo and the team in Brazil, I know we’ve worked almost a decade in providing both public and private access and reimbursement in Brazil, and that team is really clicking at a high level of driving that access through Brazil, which is really carrying the growth in terms of Nexplanon in the near term. And then our team in Mexico of getting access to also a tender in the future. Then our team in the US being so excited in terms of the five-year indication, going through the REMS implementation and then also expanding that market share as far as we can with the data we have from the clinical study. There are tremendous accomplishments. In manufacturing, great accomplishments. Number one, expanding our capacity across all of those products were capacity constrained when we spun. Very quickly, they resolved those capacity restraints. And we always like to remind everybody, pre-Spin, our customer service levels were like in the mid 80% range when you look at line item fill rate and expanding those capacities, collaborating with our commercial colleagues around the world, they have now stabilized that customer service over the last few years at like 98%.

That’s a tremendous accomplishment. And now they’re over halfway through what I would call transforming our supply chains as we exited some of our prior sources of supply, driving significant benefits from a cost standpoint. So they’ve committed 150 to 200 million in product cost productivity. Juliana, close to 200 million. And we’ve delivered about 40 million at this point in terms of the timing. And now regulatory affairs is under some pressure now because now comes a lot of the regulatory filings, right? But the technical teams in terms of the validations, the manufacturing in terms of getting those products, and now from a regulatory standpoint, getting those approved, that totally transforms our overall portfolio. And then Juan Camilo is sitting here. When you look at Juan Camilo and R&D, as well as the commercial colleagues, of really changing that narrative around women’s healthcare. We said we wanted to be a leader in women’s healthcare. And I always say that, hey, we are a leader in women’s healthcare. And Juan Camilo always corrects me if I say, no, Joe, we are the leader in women’s healthcare.

And what that shows is you don’t necessarily have to have that pipeline of innovation to influence innovation within women’s healthcare. And so that voice in changing the narrative has been so critical. And what we have said is that is our true north that we’re heading for. Sun sees that as a value. And we’ve used our position to actually accelerate and enable innovation out there in women’s healthcare which is just a huge accomplishment to all of our teams. And I saw that firsthand in Italy. Nico and I were in Italy. And the last day was an external event that our team there, our commercial team, Flavia and the team, they’ve held three times now, which is a multidisciplinary event, which is how do you get the different disciplines working together in a more cohesive way towards women’s healthcare. They attracted 150 different stakeholders from Ministry of Health to academia, to heads of neurology societies, heads of gynecology societies, general practitioners, and patient centers groups to enable them to focus on women’s healthcare. And I think it was a great example, too, because migraines were front and center. And this is that opportunity that Juan Camilo always reminds us that it is around indications that are unique to women, disproportionately affecting women or affecting women differently. And in Italy, since I kicked off this session, I’ve got some of the numbers, which is 6 million are affected by migraines in Italy every single year. 75% of those are women, and it takes on average seven years to get a diagnosis of migraines. And that’s with the handoffs that happen on the multidisciplinary. And to see that influence that our Italian team is making in women’s healthcare is just really exciting to see, and I think motivating to see.

But if I was to summarize what I would think our greatest accomplishment from day number one, it’s the special culture that we created in Organon. And I remember pre-Spin, we were actually sitting on the 35th floor, and we just found pictures of it, by the way, of those plexiglass things with the mask and all that kind of stuff. So I’m not lying when I actually say that. There’s proof of all of that. And that first day we were together as a leadership team, we said, what kind of company do we want to work for? And that was the beginning of the cultural values that we started with and the cultural values that we have today. And whether you look from an engagement standpoint, a belonging standpoint, or one of the ones I always love pulling out when you look at our voice surveys every single year, 92% of our founders say that their manager respects and values them. I don’t think there’s a more telling question or answer that tells you about the culture that all of you have created here in Organon. The consultants all said, Aaron, right, that it would take years to change the culture, right? We came from a 130-year-old company. It’s going to take you years to change this culture. I think we changed it before day one. And I think all of you have really brought your fire every single day. And you hear that from all of us that have been here for a while, but then also when new people join us, that it is a special company. Sun also has talked around how they value and they see the strength in our culture as well as theirs and that they’re looking for how can they bring the cultures together to actually be stronger together from a cultural standpoint for long-term success. But feel really, really good about what you’ve been able to create and all of those successes.

So that leads me to the panel. So we’ve asked Juan Camilo, we asked Aaron and Juliana to join us up here. So Juliana, our head of manufacturing and supply, in manufacturing and supply, Juliana, please, no, please come up. You know, I know these chairs are uncomfortable, but they are. So get used to them. But Juliana in manufacturing represents almost half of our founders around the world, right, in manufacturing. Aaron was an early architect, I would say, of our overall discussions around culture, but then also how we interact and communicate as an organization. And Juan Camilo, along with our commercial colleagues, are on the front line of really changing that narrative, the voice around women’s healthcare. So we’ve asked them, and with Kate Vossen, to go into a little more about their experiences and examples over the five years, and then I’ll come back and talk about the business. Great.

Vossen, Kate

Thank you, Joe. We’ll jump into it. Well, Juan Camilo, I’m going to start with you. You are a passionate advocate for women’s health. When did you realize that Organon is actually changing how and where we talk about women’s health?

Arjona Ferreira, Juan Camilo

Yeah, it’s certainly I’m very proud to be here. And I have to admit that I’m a little jealous that I was not here at day one. It’s been hearing all the stories from my colleagues and hearing Joe talk right now. But I learned that this was going to be special before Spin, so I have my own story. We were working, I was working at a small startup company in women’s health, and we were having conversations with Merck at the time for a potential BT transaction for a women’s health asset. So I was seeing that the Spin was cooking. There was a new company. Organon was still not the name. And it was exciting to see that happening because I had all my memories from when I worked at Women’s Health at Merck 15, 14 years ago. But then when the company launched, and it became clear that the brand was Organon, that’s when it clicked for me. It became, and then the steps that the company took to really establish the brand as the voice of women. That’s when I knew that this was going to be different, that this was going to be special. It was palpable. I had been outside talking about women’s health, and I would see in conferences the Organon team, and it really resonated with me. So when the time came that we, that little company got acquired, it was very clear to me that the only place where I could go was Organon. And that’s when I joined three years ago. And nothing has changed since then. It’s only become stronger that I believe that are the leader in women’s health. Every time I’m out there representing all of you, I’m reminded of that. I’m reminded of that by multiple stakeholders in multiple parts of the ecosystem. So that’s it for me.

Vossen, Kate

Thank you. I had a moment like that too, about a year in. And I got a note from, there was something happening in the women’s health ecosphere and Bloomberg News and Wall Street Journal sent us a note, we’re going to, as the voice in women’s health, what is your opinion on that? And for me, that was a moment of like these major news outlets, global news outlets recognizing, hey, we’re going to go to you first. That reinforced the power that we had. So thank you for sharing that from the outside. Juliana, I’m going to turn to you. In the last five years, we’ve navigated so much complexity. Joe touched on a lot of it. And OMS has been behind so much of it, right? The reliable delivery of all of our products to our patients. Can you share a few things that you’re really proud of?

Drinane, Juliana

I can. I could share more than a few, but I know I’ll be limited on time. But I picked four things that I wanted to talk about. And as you said, our purpose is to deliver compliant, reliable, cost-effective supply to our patients when they need it. So the first thing I want to hit on, I’m going to go all the way back pre-Spin, and Joe touched on this. And we knew that we were going to have to exit the Merck manufacturing sites, and we were going to have to redesign 60% of our SKUs or supply chains, touching 70% of our revenue. And we started that strategy work before we spun so that the day we spun, we could start executing against it. And we’ve been executing for the last five years while we spun off, while we’ve just run the business. And this is not easy, and we don’t do it alone. And we operate in a really complex ecosystem that’s highly regulated. So it takes the power of the entire OMS organization, as well as the power of everyone sitting here, and especially with Juan Camilo and the Regulatory Affairs and CMC team. So really proud of that execution and the value. I’m not going to quote the numbers that Joe said, but the value that it will deliver over time. The second thing I want to hit on is in OMS, we’re a cost base. So we have to deliver productivity every year to keep that cost efficiency right for the company and also for our patients. And I’m really proud that the organization over the last five years has put that in their DNA. Every organization, whether you’re on the shop floor, you’re in a lab, you’re in supply chain or technology or quality, they are driven to deliver that productivity. And we’ve kept our cost base nearly flat over the last five years, excuse me, while we’ve absorbed additional volume, while we’ve had headwinds of geopolitical issues and inflationary costs. The third thing I want to hit on is the amazing technical capability and problem solving in the organization. And you might kind of go, why is she hitting on that? Because we solve problems that you never see. And that’s what we’re supposed to do, so that behind the scenes, our products continue to flow seamlessly out the door to our patients. And the last thing I want to hit on is the people and culture. I do think it’s really special. We’ve heard a lot about that since Spin. I know Aaron’s probably going to want to talk about it. But what we see around us just are people that are really driven, dedicated, and committed, and that culture of rising together, especially in OMS, we’re so interdependent on each other. So again, that just makes it a special place to work for me.

Vossen, Kate

Thank you. Aaron, we all know Organon is special. We want to hear from you, Chief People Officer, and what you think our founders are different. What makes our founders here at Organon different?

Falcione, Aaron

Yeah, so there are two words that always come to mind when I think about it. And people ask me about the culture here. And it’s resilience and passion. I think those are the two words that always come back to me. You know, from day one, even before day one, before this, before Organon even launched, we faced a lot of headwinds. We’ve not had it easy. We faced headwinds. We launched this organization during a global pandemic. We’ve had geopolitical conflicts. We’ve had all kinds of unforeseen challenges that have hit us, and yet despite all of that, what I see, almost every day, I see some examples of our founders showing up for each other, showing up with passion, with enthusiasm, with energy to solve problems. Juliana mentioned a few, Juan Camilo mentioned a few. And most importantly, they’re showing up with respect and kindness and care for each other. And I think those are qualities that are truly special to me, and I hope we never take them for granted. They’re not present everywhere in every company. And I really do I think it’s important to continually to recognize that. The other thing that I would say that stands out for me is I’ve also witnessed enormous growth in individuals and people, many of whom are in this room right now that I know personally, and I’ve watched them take on expanded roles take on things that wasn’t in their job description, but there was a need. And they took on, they expanded their roles, and I’ve seen them flourish in those expanded responsibilities. And I believe the trajectory of their career has changed as a result. And that gives me a ton of pride. Honestly, it just really makes me super proud. And it also gives me confidence about the future. For our founders, I think the experience here has been really pivotal.

Vossen, Kate

Okay, I’m going to ask a final question to each of you. As you look back on the five years, there’s probably many, but what’s one moment that you can share that really captures what Organon is about? Juliana, I’m going to start with you and go down.

Drinane, Juliana

Sure, and I feel like I’m echoing a lot of what Aaron just said, but if I pick a moment, I’m going to come back to the people, because that, for me, not just the work is meaningful, but the people that you work with make it even more meaningful. And I’m going to tell a story. I’m not going to name the person, but it was a colleague when I was at a supply chain that I needed to talk to, and I did not realize they were traveling and in a completely different time zone. And it was like some ridiculously early hour. But they got right back to me. They hopped on a video call from their hotel room, and they said, well, you don’t normally do that, and you obviously need something. What’s up? And I was like, you know what? This is what makes this company special, because this person responded like that, and there was that culture and relationship and rise together feeling. No, he or she, I’m not gonna, I’m gonna keep it very, yeah, did not have a shower cap. This way they can remain anonymous. It’s earlier than that. Okay.

Falcione, Aaron

For me, I don’t know if it qualifies as a moment, but for me, the thing that stands out that I’m really quite proud of is our celebration, our recognition of International Women’s Day every year. It’s something that we started doing early on. We’ve made it a holiday here, but it really means a lot to me. It’s that moment where we can raise awareness, use our voice to raise awareness about the conditions that are unique, disproportionate, different for women. It gives me personally an opportunity to strengthen my own advocacy for these topics that are important to me. And I’m just really proud of that every year. And I call my friends and loved ones and remind them to you know, make sure to focus on these things. And, you know, I know we’re living through a period of uncertainty. Joe mentioned the uncertainty around the future. One thing I, so in that midst of uncertainty, I look for some things that I know for sure. And one of the things I can say for sure is that regardless of whether the company, the combined company continues to recognize that day, I personally will continue to recognize that day for the foreseeable future and keep reminding me, just as a good reminder, that our voice matters.

Arjona Ferreira, Juan Camilo

I love that. I’m going to keep it too. I’m going to steal the idea. It’s hard to pick a moment. The way I sit down and think about what we do here and why we do it. And you can go through a lot of moments that are very proud moments. I would say every day is a moment that represents who we are and what we do. And I say that because what we’re doing here is extremely hard. So hard that nobody else is doing it. And that’s why we’ve been, we’ve created this culture that is so passionate about making the world a better place for girls and women that we can go through anything. And you said it earlier, everything has been thrown at us from a business perspective, from a people perspective, from a project perspective. You can choose any example. And what’s been the common denominator across all those is resiliency, because we bounce back every single time. Adaptability, we’ve changed the size of our teams, we’ve changed the direction of travel, and we’ve dusted off and got back to work and continued to getting it done. And it’s almost relentlessness that we just don’t give up because we see how important it is what we do and how important it is that we don’t fail. We have to keep going. And that’s why I’m excited to see that the future organization is committed to that women’s health vision. They see the value of what we’ve created. They see the value of our brand. Which is so powerful. I wish you, everybody would have the opportunity to be out there when I am with all sorts of people and the recognition of, oh, you’re from Organon. Thank you. Thank you for what you do. We are the leader in women’s health and I want everybody to remember that and I’m reminded of that from all of you every day there’s an example.

Vossen, Kate

Great way to end. Thank you. Turn it back over to you, Joe.

Morrissey, Joe

Yeah, that is a great way. And just when, again, at that event in Italy, Flavia had me kick off the event and then the first panel, Flavia was there with an academic academia professor and he actually stopped mid-sentence and looked to find me and then echo the thanks for Organon to continue that focus and having that as a strong focus and investment. So I hope what you got back from that, I hope you’re all answering those questions on your own as well to what’s meaningful to you in those first five years. But as you can tell, what we’ve created and what we’ve succeeded in, it isn’t by accident. It is because all of you. And I just want to extend my personal thanks to all of you, and please recognize all of our teams and our 10,000 founders that have created this special company. And so from a business standpoint, what we all need to, I always think, number one, what should we be prioritizing and what should we be thinking of? And I think Carrie Cox had a great recommendation for all of us when we first made the announcement is, number one, no matter what we’re entering into with this period of uncertainty, enter it with an open mind, right? This is an open mind where transitions are never easy. But when you look at what that long-term future is, that long-term future can be better than where we are today, and we can make even a greater difference in the future. So go into it with an open mind, number one. The second counsel that I have for all of us that I follow, which is, all right, I’m going to focus on what I can control, not what’s out of my control. And I know what’s inside of my control is what I do every single day here in Organon with our 10,000 founders around the world. That’s why you hear us talking around, we need to prioritize our performance in 2026, and we do. We need to deliver in 2026. Our customers are counting on us, our patients are counting on us, and we need to deliver our financial results as well. And Sun is paying attention to what our performance is in terms of across all those different dimensions of our business.

And as we know, as we just said in the panel, it’s not easy. And you’re facing headwinds and opportunities across the whole. What I ask you is, one, have an open mind, concentrate on what you can control, and let’s deliver what we’ve committed to and promised in 2026. As a senior leadership team, we got together a few weeks ago after the announcement. And we did go through all of our different, I’m going to call them initiatives, that we were aware of across the overall company and said, hey, how would we reprioritize these? Or what could we, what activities that we need to start? What are some of those that we may need to pause? What are those that are going to continue and what are those that we need to modify, actually, what those teams do? And we’ve completed all of that. And our team should be communicating them out to the organization. But my counsel to all of you, no process is perfect. And so I wanted to tell you what the criteria was that we used in evaluating those. And so if you see inconsistencies or feel inconsistency, inconsistencies, please work with the leadership in your functions or contact me in terms of, hey, should we continue this or should we not? The first thing is, how can we make sure we’re allocating the right resources in this time to delivering 2026. We have to deliver 2026. That is in our direct control. We’ve made that commitment. We made that promise. We must deliver 2026. And how can we disproportionately put resources into it so that we can deliver 2026. The second criteria is, what are those activities that are necessary to build that momentum into 2027. Because again, when you look at this business, you can’t just be, hey, this is in these four walls. What about the long-term future? Where do we build that overall momentum? I think the third one that we have is this is getting clarity with Sun and alignment of what are those critical activities or initiatives we need to complete for a successful day number one. That is critically important because that could disrupt our overall business. And then the 4th one is, what are those activities or initiatives that we should sponsor that actually position our employees and founders for short-term as well as long-term success. That could be building new skills. That could be getting new experiences. That could be getting exposure to Sun for long-term opportunities. It could be a whole host of things. But we want to focus on 2026. We want to make sure that we have the right momentum for 2027. We also want to make sure day number one goes successfully. And we also want to make sure all of you are put in the best position to be successful. And so as you’re looking at the activities that you’re doing, if you think any of those activities are inconsistent with that, please work with us. Because I said, none of these processes are perfect with it.

And so for an overall business standpoint, as you heard, Nico and I had an opportunity to visit Italy. And I just want to really share with you some of my observations, one with the leadership team with Flavia, as well as her cross-functional leadership team that we met with. Because I think it’s a great example of the strength of who we are as Organon but then also those challenges that we have as an overall business. And it’s just remarkable what she and her team have done to stabilize that business in Italy and now drive growth, and especially next year, returning to growth with the launch of Poherdy, driving that growth. And I’ve always summarized our experience in the first five years. It’s remarkable how successful we have been, how hard we have worked and the successes we have delivered to tread water on the size of our overall business, right? It can be depressing, but look at the actions and the successes. And that was my key message to Italy. Be proud of those accomplishments that you’ve done in order to drive that type of growth with the portfolio that we have. They just launched a new go-to-market model, which really is restructuring their whole business in Italy to focus on their growth segments in a different way and allocate resources. And they’re seeing more growth and disproportionate growth than what they expected. The example of the migraines is how can they actually leverage our position in women’s healthcare? They’ve launched Emgality and they’re driving significant growth with Emgality while still protecting our Maxalt business in Italy. That’s another great example of how they can do that. And I’ve already mentioned the influence that they have in women’s healthcare when you look at that external event that they coordinated in sponsorship. That’s a lot of great learnings for us in terms of who we are as a company, the opportunities that we have, and also the successes that we’ve been able to deliver. International Commercial has started off the year really, really strong. Nico isn’t here in person, but he is connected virtually with us. And I asked Nico to join us because I had such a great experience in Italy. And also when we talk around this time of how do we focus on the day-to-day, it was just a great example of how Flavia and the team are working cross-functionally to deliver these priorities for 2026 and be prepared for 2027. But Nico is visiting a lot more markets than me. He was in Canada last week, and he’s calling us today, joining us from Romania today. And so I’ve asked Nico to share a little bit about international commercial, our business, and what he’s seeing in the markets. Nico.

Van Hoecke, Nico

Thank you, Joe. I hope you can hear me. Hopefully, I’m not too big on the screen there in Jersey City. Apologies, guys, for that. So Joe, you have made the Italian colleagues super happy. You have mentioned Italy 21 times. So thank you, Grazie for that. So as you can see, I’m in Romania. Here you should see the flag, not to be confused with the Belgian flag. So I’m with Team Romania. By the way, Romania has a super impressive team, and they are number one market leader with more than 73% market share. So a big applause for the Romania team. I’m also here, of course, with Mazen and the emerging market team and the EEI team. So it’s super fantastic to be here with the Romanian team.

So indeed, Joe, I’m trying to spend with the IC team as much as possible time with the markets, because we really want to deliver on our commitments. So we went into a full operational and execution mode. So we have we cancelled a lot of meetings and we converted them all into operational meetings so that we know how to deliver on our targets line by line, shipment by shipment. So indeed, Q1 was a super good quarter. We started the year with, as we all have seen, with plus $30 million versus budget. So it was a super start. And the good news is that it was all markets. So it was not one or two or three. No, no, all markets have delivered to that. So a big thank you to all the teams who made that happen. A good start is everything, right? Now in Q1, you probably remember that end of February, something happened. We had, we faced a lot of headwinds, especially in the Middle East.

And a big shout out and thank you to our OMS colleagues who have done the impossible. Juliana, all of your teams, thanks a lot on behalf of commercial. You guys have made the impossible possible. And if you keep that momentum for Q2, we are going to have a great quarter again. So I know that there are still headwinds. I know that. But what I have seen in Q1 was phenomenal in Spanish, right? So keep on that work and then we will have another great momentum in June year to date. So we are fully focused, as Joe asked us, on 2026. We also don’t forget, of course, about 2027, if I may, Joe. So we have indeed a launch. In Europe, for example, with Poherdy, the high news launches are going to come. This is going to give phenomenal growth in 2027. So there are, of course, activities that need to happen in 2026 in order to enable a successful launch for 2027. So in summary, in International Commercial, we focus big time on the execution on our base business.

Of course, we keep on launching our Vtama in certain markets. And we are still looking for the tuck-in deals, yeah, because the pivot to innovation is still needed. So we have signed an agreement, for example, with Hamni in Korea. Fantastic deal for Southeast Asia. And of course, we had a fantastic, fantastic launch with Nilemdo in Northwest Europe, specifically in France and in the Nordics. So the team is doing really, really well. And thank you for that. But last but not least, people, we focus on our people. I think we have great teams. And what I learned is that we can’t do it alone. So I love the fact that we have a great momentum in 2026, but alone we can’t do it. And if we stick together to that one goal, to these objectives of 2026, we are going to have a great, great, great year. So thanks a lot for giving the opportunities and apologies again that I cannot be with you in the US. Thank you.

Morrissey, Joe

So, Nico, since we have everybody here, do you want to practice any of your Romanian with the team?

Van Hoecke, Nico

Yes, I know one word which is thank you is...Mesc or something like that.

Morrissey, Joe

All right, thanks, Nico. What’s great with Nico is Nico makes that effort in whatever country he’s visiting to understand the language and know enough to communicate in that language. And I was not at that level with our Italian colleagues, but he was at that level. Although they say he tells the same thing, the same story in Italian every time. But it’s great for that insight, and it’s great to see, again, the teams out in the marketplace really living up those expectations of, all right, let me focus on what I can control today and delivering for us, because it does start with all of that. And so I think we’re going to go to our five priorities that we launched in December.

And if you recall, that first priority is stabilizing our core business. And really, that’s what Nico talked about, right? It is around successfully growing Emgality. It is around the launch of Nilemdo. It is around overcoming the challenges in the Middle East to deliver first quarter. And it is around making the impossible possible, Julie and Juliana, for a second quarter, I think they said a good call out. We are facing some challenges in second quarter, right? There’s some supply issues that we need to generate and a partner from a distribution standpoint is struggling. So working together of how we can overcome those challenges is going to be important to stabilize our overall business. And I always like, as you know, emphasizing that piece because it is a $4 billion part of our business and it takes a lot of work and effort to stabilize that business. And it takes a lot of growth inside of that of our core business. It takes China growing at over 20% for Ezetrol in cardiovascular to cover, right? There’s some great, great examples of wins inside of that. And then how do we build momentum of our growth drivers? Creating that momentum and building that momentum with Nexplanon, we talked about the Brazil and the different tenders, but then also the five-year label that we’re able to leverage in terms of expanding the marketplace in the US. It is around biosimilars, the four new launches in Europe. There’s some new launches also in Canada that we’re driving this year as we’re preparing for 2027. Vtama as well as the team in the US in terms of driving growth year on year and trying to grow faster than the overall market for atopic dermatitis and especially non-steroidal topicals. But then also it’s the international filings and launches that here’s that second wave that Regulatory Affairs working with our Commercial colleagues of filing in around 15 additional markets around the world. And there’s a program that’s coming to ELT just this week in terms of a potential avenue into Europe. We’ll see how we can do that. And then we already talked around Emgality as a growth driver as well. And there’s a new one on the list, which I think goes to the point around what Nico made with business development, that we’re not standing still, right? We are running this company as we have always run this company, and we have opportunities to do acquisitions to drive growth. We are going to do that. Miudella, which is a non-hormonal IUD that is the first new IUD in the marketplace for, I don’t know, 40 years into it. And once our colleagues in supply chain work out with the supply chain issues, only kidding, Juliana. Right. But you are the critical path. And I just like calling it out. That we’re looking to launch either later this year or early next year with Miudella. And it’s another good example that fits right into our core capabilities of what we do well with long-acting reversible contraception in the US. And again, it would be another growth driver that we’re adding to our portfolio. Now with the organization, there’s a lot of restructuring that happened in the first half of the year. And now when you look at that priority, it also is how do we prepare the organization for day one? So it may have changed some of the priorities of what we put into that overall priority, but it really holds true as a key aspect, and it fits in terms of the order of where it’s placed on #3, that we need to be prepared for day one, and we continue to need to prepare our organization to be successful long term in the future. We already mentioned the business development. Where are that incremental growth opportunities that can drop right into demonstrated capabilities so that we can accelerate our growth short term and long term? And then still that advancing innovation in women’s healthcare in terms of what Juan Camilo and our commercial teams do around the world to continue that advancement. And I always want to emphasize that last piece, which is down at the bottom, which is we’re going to do it in the right way. And so when you look at that, never take compliance for granted, right? The challenge to the organization, the pressure that’s on our company and our organization, this holds true every year. Very used to it in the manufacturing environment. There’s always a lot of pressure on us in order to perform. But always, we’re going to do it in the right way. And where there’s questions with that, escalate it as rapidly as you can to make sure you’re comfortable with it as well.

And then if we go to the next slide, people always ask about the scorecard. So we lead right into the scorecard, right? Which when you look at our performance in first quarter, we came in right on budget from an overall revenue standpoint, slightly ahead from an EBITDA standpoint. If you look at second quarter, Nico said it, we’re facing some challenges in second quarter. And so come together, we’ll deliver that top line as well as the EBITDA line for second quarter and keep building that momentum Matt was talking to us earlier this year. Really, when you look at our forecast, we need to be building throughout the year where this is increasing quarter by quarter, where second quarter needs to be better than first, third quarter needs to be better than second, and fourth quarter needs to be better than third. Keep that momentum up. Some of the key aspects of the non-financial priorities, and so we’re right on pace on the 1st 90%. The 10%, the compliance remediation program is largely wound up. So I want to thank our remediation team that I did join them for their last meeting together, that we were able to successfully execute that remediation. And then there’s just some final test audits to make sure we’re getting the right return on that. The culture piece, I think there may be a question. Are we going to do a voice survey again? I think the answer is not I think. We are going to do another voice survey. How we couch it and the questions, couch it and what the questions we ask may shift a little bit, but it’s important that we hear your voices every single year. And then the pipeline piece, I think next time we’ll have Juan Camilo actually go through, because there have been tremendous advancements in the pipeline, far better than what the original plan is. What the team has done around the pediatric study with Vtama in terms of enrollment is, what, five to six months ahead of what the original plan was, which is so significant because it means we’ll get data faster. And the faster we get data, the faster we can file that. That’s even, that’s fabulous. And then tremendous progress also with the opportunities with Elonva and doing some filings of Elonva in the US and Canada that we thought were a very remote possibility. So really great work from the team and the overall pipeline standpoint. So that’s a good start to the overall year.

And so, one, I hope that when you listen to a lot of those accomplishments in the first five years, but then also what we’ve been able to accomplish just in the first half of this year, with all of the external pressure that we have going on and uncertainty, it truly is remarkable. And I’m so glad that Aaron pulled out one of the key things is around resilience. I do think that we have a high level of resilience with this team. Be proud of what we’ve all been able to accomplish, but also what we’re going to be able to accomplish in the future, and how to collectively we can drive growth. And we’re going to drive growth in the short term, and we’ll be positioned to drive growth in the long term. With that, I’d like to invite Lauren back up, because we’ll go to Q&A. And then we’ll close things out shortly.

Conway, Lauren

Yep, sounds great. So as a reminder, and Joe mentioned earlier, there are still questions we cannot address at this time. Hope to be able to do more of that soon, you know, after the shareholder meeting. But we are committed to answering what we can transparently and really keep you informed and provide you with information. So keep in mind, if you do have questions now, we want to hear them. We want to know what is on your mind. So there is a link on Hera on the hub that you can access from the homepage. Those questions go directly to the PMO. And they are actively reviewing those, answering those, and determining the best channel to address those, whether it makes sense to add something to a full Q&A or, you know, there’s questions that are, you know, a more personal situation and reaching out to that person to provide the right information.

So with that, I’ll actually take the first question, which is, was submitted. It says, though we’ve been advised to submit transaction-related questions to the PMO, the FAQ on the hub hasn’t been updated since April. Can you commit to a frequency of updates or current guidance on the transaction?

Morrissey, Joe

So we did reach out to the PMO team and they confirmed that they are actively reviewing, getting feedback, working with all the parties involved to get an update to those FAQs around end of June. And we’ll keep a regular cadence of information going forward from there. I think, Lauren, just one example, like when we were in Amsterdam, right, there were a lot of questions around compensation and benefits, obviously, that are coming in. And Daniel and Aaron actually were working with their counterparts in Sun. Here are some of the questions that have come in from our founders and employees, here’s our draft answers, and there’s some gaps, right, that we need Sun in order to confirm. And so they were going back. And then these also have to go through their external law firm, our external law firm, and come back. So just be patient in terms of some of the timing, and especially those around comp and ben, because we just don’t have the answers at this point. So we have those questions as well we’re posing them to Sun to get those answers. And then I like the commitment that the PMO has made that we’ll get into a regular cadence. And I do think what we’ll do after we have the shareholder vote, that we’ll hold more sessions of Q&A with some of us from the leadership team in PMO, just so we can answer them in person as well. Because there’s only, there’s sometimes you have to type an answer out that goes on the website, and it’s going to be unfulfilling as an answer. I want to be honest. We’ll hop on a call with everybody and answer your questions. Yes. So yes, they are being seen, they are being worked on, please trust us.

Conway, Lauren

All right, so first question that we received, so we are going to answer the questions that are not transaction related. Joe, I’ll pose it to you, and then if you want to throw it to anybody on the ELT. I’ll let you do that. Attrition is rising and will likely increase even more after summer. How does leadership plan to ensure continuity of operations and ensure we are focused on the most important work through close?

Morrissey, Joe

Yeah, I think we look, we’ve been looking at attrition very, very closely, especially with the restructurings that we did earlier in the year. At this point in aggregate, our attrition actually isn’t up, you know, as an overall company. But that’s only affects when you look in the aggregate, when you look at the individual areas where people left, we started to lose some pretty key talent, right? And I think that’s going to happen. And one of the things that’s very routinely from an executive leadership team standpoint, we do evaluate that and we have certain agenda topics on how can we address it. We are looking at different retention programs so that the key talent that we need in terms of executing and deliver 2026 and be ready for 2027 that we’re well positioned to do it. What we also know is, based on the situation that we’re in, we better be quick in terms of allocating resources and capability from elsewhere in the organization. And so there’s been some of those examples where, cross-functionally, the teams actually were working around, hey, do you have somebody with this capability? It’s a great growth opportunity and so forth.

And so it’s very visible to us. I can tell you your functional leaders on ELT are very in tune to that. And where you think we may be running short, again, escalate that, because we know we’re going to have to respond very quickly to that. To make sure we’re resourced, again, to hit those priorities of delivering in 2026, keeping that momentum for 2027, and ensuring that we’re successful for day number one. Okay, great.

Conway, Lauren

So you did touch on this one, but just not sure if there’s any more detail you can share. Will there be a founder experience survey in 2026?

Morrissey, Joe

Yes. So, you know, Aaron is really good. When this question came up, actually, in his senior leaders meeting, I think I said, I don’t know. And Aaron corrected me very, very quickly. Your voices are important to us. Yes, there will be. So I learned. So the answer is yes, there is going to be a voice survey because your voices are very important to us. There will be. And we just finished a pulse survey, I think, that maybe, Aaron, you may want to comment on. It may not be the same questions that we’ve asked year on year, but honestly, we want to know in terms of where do our founders, where do they see themselves and feel themselves from an engagement standpoint, belonging standpoint, especially as we prepare for another big transition.

Falcione, Aaron

Yeah, I would just build on what you said. It’s from the very beginning, listening to our employees has been a feature of our culture, of our experience. We’re going to continue that. It’s even more important, perhaps, now that we understand the sentiment of our employees. What are the things about this experience that you value the most? What are the things that are most important to you? Because I think that’s really important for the Sun management team to know as they start to make decisions about the integration strategies and the things that they’re going to preserve and hold close. This is super important. So we did a pulse survey. We got good feedback. It’s meaningful and we’ll continue to do that. Yeah, and there’s also a culture work stream working jointly with Sun. They’ve inferred they may want to do some pulse surveys as well to get different perspectives so that we build an appropriate change plan in terms of that transition. And I think that’s all, you know, good intent and good, I would say, optimistic in terms of path forward.

Conway, Lauren

Great. So next question, will there be any more layoffs between now and close?

Morrissey, Joe

So first, you know, one, thanks to the organization. It was a difficult start to the year. And if you remember the previous Founders Forum, this is like our third year of beginning the year with different restructuring. And I do just compliment the organization of doing it in the right way. It’s not a thing that is fun to do or things, but there are right ways of doing it. And I want to thank the organization to recognize our people. So we need to run our company as an independent company. And so there are some targeted or limited restructuring that I know organizations are having where our business is changing. And so it’s not like let’s freeze everything in place. We need to run our company the way we originally intended, and we need to deliver what our commitments were in 2026. And so I’d love to be able to stand up here and say no, but when you look at the overall restructuring that we were looking at with the changes in our business that there are some targeted restructurings still left that were already planned in third and fourth quarters.

Conway, Lauren

So, compliance has been communicated as a key focus. Do you think this is reflected in our day-to-day practices?

Morrissey, Joe

You know, compliance is one of those things. My learning is, obviously, we’re highly regulated in the manufacturing environment, and I’ve experienced that for decades, where you never assume you’re where you want to be from a compliance standpoint. And as soon as you do, something happens to remind you that you’re never there. And so that’s why I think that. That banner at the bottom isn’t just a nice little thing to have. I think it’s to always remind us that as leaders and as organizations, that we need to operate in a very compliant way. And so when you look across an organization that’s operating in almost 80 markets around the world and delivering to 140 countries around the world, and you look at the complexity of our organization and the size, there are compliance risks everywhere. Also, regulators’ expectations are constantly changing. And so you always need to be emphasizing that piece. And I’m going to add a third one that makes this period even more complex. And that’s the position that we’re in in terms of the overall acquisition and that there are new legal guidelines in terms of how we act. And so to answer that question, I don’t think we’re ever in the position of where we would want to be from a compliance standpoint. Always keep it front and center. Always ask yourself to be better from a compliance standpoint. And again, what we emphasized previously, where you think you have a question or a concern, we have a lot of avenues that you can actually escalate those that we can confirm that we’re operating in a compliant way. Use those mechanisms to voice those opportunities.

Conway, Lauren

So are Thrive and Inspire still available between now and the end of the year?

Morrissey, Joe

Yeah, Thrive and Inspire. So when we think about retention, that recognition of teams and our founders around the world, when it really makes a difference in terms of what they’ve delivered, are key tools. And so we fully funded those programs from the beginning, and they’re all worked into our overall forecast. So please use them. Use them from a mechanism of recognizing our teams. Especially, it goes to the earlier question around retention. We are going to lose people, which then we’re going to move resources around, aligned with our priorities. So people are going to be operating again above and beyond, that they deserve that kind of recognition, so those two programs are fully funded. You know, let’s use those programs for what they’re designed for and what they’re intended for.

Conway, Lauren

Is there a key insight from our first five years that should inform how we drive better results in the next phase?

Morrissey, Joe

Key insight. Well, I’ll answer it, but then I’m going to phone a friend. And my friends are sitting in the front row. Nico was smart to call in virtually, by the way. Are you testing this whole thing on how it works? You know, one of the key insights, I would say, just over the last six or eight months is, I think I framed it as recognize who we are today and make decisions based on who we are today, not who we hoped to have been. And I think that’s that piece around, yeah, we would love to all of a sudden flick a switch, and our portion of innovative products relative to our established products is different. Man, that takes a long time and hard work. And the more you can focus then from an execution standpoint, the better you’re going to perform, the stronger you’re going to be long-term, and then do it. So my insight would be that aspect, that if you look back on our first five years, sometimes I think we got ahead of ourselves, right? And some of them worked out, some of them haven’t. But my insight that I would pull forward going there is really, truly be transparent of who you are today, make decisions and act. As that, because I think in the long term, you’re going to be stronger. And so, with that, any of my ELT colleagues want? Juliana, what is a key insight?

Drinane, Juliana

Sure, I’ll add to it. Maybe I’ll use the word it reinforced an insight that I had coming in, and that is being super intentional when you’re setting up your organization, priorities, anything you do for success. And by doing that, making sure it’s sponsored correctly, you have the right teams, the resources, and that you’re there to kind of readjust or course correct because our business changes on a dime sometimes. So I kind of had that insight coming in. I think this whole experience just reinforced the importance of that and not shying away from it.

Arjona Ferreira, Juan Camilo

I think it’s aligned with what you both said. I think we need to be comfortable saying no. We’ve been really good at saying yes and wanting to do more. I think it goes to that aspirational, we’re going to be this big thing, we’re going to accomplish all these things. And we have to be, we have so many smart people and talented people that can inform decisions. And sometimes the right answer is, no, we are not going to do that. We would love to do it, but we’re choosing not to do it. And that’s so important so that we can focus on the things that matter the most, that have the most impact, and that get us closer to those goals and that future that we’re trying to create.

Conway, Lauren

Okay, just want to take a minute to check and see if there are any questions in the room. We do have two mic runners. So just raise your hand if you think of 1 and want to jump in. Okay, so next question would be, what excites you most about Organon’s future and how can employees best contribute to that vision?

Morrissey, Joe

Well, one, I think, again, if you look at Sun’s intent, number one, they have a very similar vision and strategy that we have, right? So we spun out, and we have a very large established brands business that was declining that we needed to stabilize. We had a growth driver in biosimilars, and we knew we could drive more growth in women’s healthcare as we focused on it, especially with fertility and contraceptives. But we knew that’s not going to be enough. And Nico reminds us of it every single day. He said it, so I may say Italy 20 times, he’ll say pivot to innovation 20 times. And we need to pivot to innovation. And that’s what we’ve been doing through the different acquisitions that we’ve done, first with Jada, and then with Emgality, Nilemdo as well is another innovation through those partnerships, and now with Miudella, and then, of course, the endometriosis, preterm labor, and polycystic ovary syndrome clinical programs, that pivot to innovation. We haven’t been as successful as we wanted to be at this point. If you look at what Sun’s strategy was starting five years ago, is how can we go from a generic company that we’ve grown tremendously on, but how do we pivot to innovation? And they too have been under a string of acquisitions of innovative products or companies with innovative products and pipelines. And so what I like in terms of the future for us is our strategies match. And they talk about our businesses as being very complementary businesses. And our capabilities of the two companies are very complementary. And so when I just look at the numbers in terms of having similarity in terms of strategic direction, but now it’s a 12 plus billion dollar revenue company with 4 plus billion dollars’ worth of EBITDA more than $2 billion worth of free cash flow, and without a debt hindrance in the company, there’s so much more power that that company has to invest in. And that’s how I would frame the optimism. But again, anyone? All right, Kirke says that’s enough.

Conway, Lauren

Okay, I think we do have a question here in the room.

[Employee 1]

I ask questions for a living, so I’m gonna do this: We’ve talked a lot today about the culture of the company and what we’ve created and how quickly we created that. I get a lot of questions from my team that I can’t entirely answer in this environment, but one of the big ones that we should actually probably feel good about is what becomes of the Organon culture? And I don’t know that you could actually answer that question, but you might have a vibe that you’re getting, because word on the street is Sun has a very different culture, strategically aligned, but maybe the culture is different. And I’ve seen this play out different ways in different mergers and acquisitions. So I’m curious what you’re hearing and where that’s come up in the conversation.

Morrissey, Joe

Yeah, definitively answer no, because they really need to answer it ultimately. But again, as I just mentioned, there is a culture work stream and there’s an intent of looking at what they see as the strength of their culture, as well as what they see as the strength in our culture. And then how do those two fit together? Because the company in the future is very different than what our individual companies are. And then how would you articulate that culture from a long-term standpoint with that company? So I like the fact that it’s a work stream. I like the fact that they want to work together with it, but ultimately they’re going to define what that culture is.

The other piece I’m going to remind everybody, people actually make up the culture. And so when you look at it, I mean, our slides are great, right? I love the slogans of we all belong and so forth, rise together. But it was all of your behaviors that did that culture. It wasn’t the slide. And so there are 10,000 founders that we have today that really, through their actions every single day, they’re the ones that created this overall culture. And never let go of that. And so no matter in that environment that you’re in, that’s a core strength of yours in terms of creating that environment, operating in that environment, Just always remember, you create the culture, right? And listen to what the ultimate company is prioritizing and how can you best deliver that. And that’s that piece. I think we’re going to hear more from Sun as we get closer to the actual date. No, thank you for sharing that perspective. Anything, Aaron, you would want to add to that?

Falcione, Aaron

I would only soften the response, I’m sure. Well, the only thing I would say is culture is multi-dimensional, right? It’s not a monolithic thing from a company standpoint. I believe Sun probably has some version of their corporate culture. They maybe have a different sort of feel of their culture at a local level, at a market level. We do too at some point. So I think there’s going to be a multi-dimensional aspect of how we start to integrate and blend the cultures together. I think there’s a desire to blend the best of both. And I also would say it’s important to stay open-minded about not only what the cultures are today, but what do we aspire to be? What is the kind of cultural experience we want to aspire to have? And that willingness to sort of adapt and change as part of this acquisition is really meaningful. And I think that’s why they’ve dedicated a work stream. They’re putting senior people on that work stream to really help drive some of those decisions.

[Employee 1]

I appreciate that. That’ll make me answering these questions with my team much easier.

Conway, Lauren

So, thank you. Anybody else? No. So, the last question I have is, what do you personally see as the best things Organon contributed over these five years, and what changed for the better when we spun off?

Morrissey, Joe

Did you say one thing or can I do 2? I’m going to do 2. I mean, I guess I can answer. I remember a lot of the conversations I had, first of all, a lot of the conversations I had pre-Spin was when I was trying to convince people to come over here, right, and go with the Spin. And believe it or not, some people were reluctant. I don’t really know why. I said what I could promise you, right, is that it’s going to be really, really hard. And it has been very, very hard. But I can also promise you it’s going to be the most fun that you’re going to have in your career. And I think that’s been true, too. And, you know, even when you look at where we are, when I look back over the last five years, you know, I just couldn’t be prouder of what we’ve accomplished. But that how and that experience that I’ve had over the last five years, you know, I’ve been doing this for 39 years, 39 years, believe it or not, right? These five years have been absolutely awesome. And that’s a piece that you never leave. You always have that piece and how you felt during those five years. And I think that’s actually what’s going to propel the organization forward. And that’s a core strength that we have. The other thing is, what I’ve been able to get exposed to in this role, just in this short period of time, is how we’ve completely changed the narrative around women’s healthcare. We have changed that narrative and from so many different fronts, and that has opened up cracks and doors that other companies, and especially companies our size do not have access to. And what I like is that Sun recognizes that. But I think we have changed that narrative. And again, what’s remarkable is it wasn’t because of this, our pipeline was ultimately successful, but we’ve changed that narrative. And we are influencing, we’re accelerating, and we’re enabling innovation in women’s healthcare and that we are there as a voice to respond when we have questions in terms of direction towards that. And so when you look at that vision, you remember early on, we were talking around how do you define success in that vision? I think that’s one of our greatest successes, right? That we have changed that, you know, how women’s healthcare is prioritized and how people talk about women’s healthcare. Anybody else on the ELT want to jump in on this one?

Conway, Lauren

That’s okay, so that was our last question. No more in the room. Julie Pence, last chance. No. We do have time, but yeah, I mean, so that was our last question. Thank you. Oh, we do have fun. Great. We have a question. Great. Hello.

[Employee 2]

Okay, okay, yeah. Yeah, just a quick one. I think, you know, obviously, it’s a period of uncertainties, unknowns, and we’ve spoken about that. But I guess just to pose to you and maybe the ELT, any advice you have as like an individual contributor, right? We have, I guess, six months for the remaining of the year. You know, there’s this balance between delivering to the 2026 priorities. But then we’ve mentioned how we are an ambitious, you know, company and that’s embedded in our DNA and our culture and wanting to pursue better and bigger things. And so there’s been a lot of passion projects that we’ve had as founder that, you know, we’ve wanted to pursue to reach towards that North Star and advance women’s health. And so just advice there on how we can kind of continue to pursue and balance that.

Morrissey, Joe

Yeah, so one, when we’re going through the prioritization, we did go back to those five, right? And you know, that last one of how can we make a difference in women’s healthcare is a great example of that where we just didn’t eliminate all of those activities, still do those. I know we’ve gotten questions around, you know, ERGs, are we going to stop employee resource here? Well, no, that’s who we are, right? And we’re going to continue to focus on that. And I urge everyone to continue to do that. This is also an opportunity that working in this environment that we all have that chance to develop new skills or new experiences that we can benefit from longer term. And especially, again, when you’re in this period of transition, it’s very like those first three years of Spin where you had all this extra work that we had to do with Spin. And if you look at it, it’s an opportunity for us to build skills and demonstrate skills and capabilities that I think if we were just focused on our normal day-to-day, we wouldn’t necessarily have. And so as we’re evaluating what is critical to day one, or if there are other opportunities from a resource or a chance for like gig assignments and so forth, hey, now’s the time. Let’s build those capabilities. Let’s build those experiences. And that’s one of the things that, you know, look, you’re always going to carry that with you in terms of that experience and that capability. Okay.

Falcione, Aaron

Sure. For advice. I’m full of advice. Sometimes it’s useful. The one thing I would say is for everyone in the next period of time is to be open-minded. There’s a ton of uncertainty. We’ve talked about the uncertainty. We can all start telling ourselves stories about what the future is going to be. And that’s inherently speculative right now. We don’t know. I personally have experienced, I mean, in my own career, early in my career, my company was acquired. And I went through this period of real deep uncertainty, and I was anxious about it, and I thought it was going to be terrible. It turned out to be one of the most important things that happened in my career. Through the merger of my companies, I met a mentor that I’m still in touch with. She changed my career. She changed me personally and professionally. And I tell that story because I was really at first pretty nervous and closed-minded, and had I not been open to that, I might have walked past that opportunity. And my career would be fundamentally different and not as rewarding if I would have done that. So I just encourage everyone to check your assumptions, check your biases about what the future holds, and let’s allow an open-minded engagement around shaping that as best as we can.

Morrissey, Joe

Thanks, Aaron.

Arjona Ferreira, Juan Camilo

In addition to being open-minded, be curious, because I think that you can miss opportunities if you’re focused on, even if you’re open-minded, you may miss chances if you’re talking to people, the gigs that Joe’s talking about. Be curious about how is this going to be organized, when we learn more about the future. That’s how you get to those opportunities that may be transformative, where you wouldn’t have done that if it was not because of an acquisition. So be open-minded and be curious about what’s happening all around you, not just in your function, not just in your team, because there are real opportunities that that come up.

Conway, Lauren

Great. So I think that’s it. Joe, I’ll hand over to you to close us out.

Morrissey, Joe

Yeah, great. Thanks for all the questions. And let me just start with a huge thank you to everyone. In addition to Italy, I also stopped in Switzerland, and I want to thank our team in Switzerland. I’m sure my inbox is like filled up. Hey, you were in Switzerland for two days. Now, in terms of the thank you and today too, the energy this morning in terms of walking around this morning and seeing many of you this morning, I just love the energy that you all bring, right? And when I went through Switzerland, it was the same way. You know, a lot of apprehension, but still, you know, that passion, that commitment, that enthusiasm, that energy, was there. And that’s what we bring. That’s that culture that we have. We also visited a couple of manufacturing sites. Sun visited two of our manufacturing sites. And again, they were really impressed what we do. Sun recognized that, right? We’ve been highly successful as a company in our first five years. We have a lot of accomplishments that we drove, and we created a very special company together. And this is a time to reflect on that with our 5th anniversary and feel really good about that. And with that uncertainty in the future, this is the time to actually focus on the things that you do control. And I love the questions and that focus that it is as clear in black and white of just deliver 2026. No, there’s a lot more riding to it than just that. It is around this business long-term. Our business is a long-term business, not a short-term. So never lose sight of what we need to deliver in 2026. Focus on what you need to do for yourself to be prepared for the future, but then also what the company needs from you in the future. We need to do it for a lot of reasons, right? We need to do it for our customers. We need to do it for our patients. We need to do it for our fellow founders, and you need to do it for yourselves. And what I commit is from a leadership standpoint, we’re going to be with you every step of that way through that transition. And so stay with us as we get more information and we’re able to communicate the more information. We have started off very well this year from an overall business standpoint and challenges in second quarter. So let’s focus on what we’re doing from an overall business standpoint and deliver for that. We have a lot of opportunities in order to do it. So again, a huge thank you to everybody for not just this year, but for what we’ve created over the last five years. And things are going to start moving very, very quickly. One of the things I didn’t mention was there’s a whole regulatory process from an antitrust standpoint that once you have that shareholder vote, the next piece is this antitrust process, where it’s not a process where you know it takes this amount of time. And so that’s going to play out. That’s why when we say, when is this going to happen? Well, we think it’s going to happen early next year. It could be sooner than that, or it could be later than that. And then the one thing is when that last approval is in less than a week, the transaction happens. So this isn’t going to be something, so we should be prepared for that as an organization, right? That it’s not like a month from now or whatever, hey, on whatever, January 17th, this is going to happen. And so we’ll be transparent in terms of the progress of that as well as we go through those approval processes.

And that’s what we can commit to. So feel good about the company that we’ve created in our first five years. Really continue to demonstrate our cultural values that make us special. And let’s focus on what we can control and what we can deliver. So huge thank you, and I look forward to the next time I get to see everybody. So thank you very much.

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Cautionary Statement Regarding Forward-Looking Statements

All statements other than statements of historical facts included in this communication that address activities, events or developments that Organon & Co. (“Organon”) expects, believes or anticipates will or may occur in the future are forward-looking statements, including, in particular, statements about the expected timing, completion and effects or benefits of the proposed transaction. Forward-looking statements may be identified by words such as “anticipates,” “expects,” “plans,” “will,” “estimates,” “believes,” “intends,” “may,” “might,” “likely,” “continue,” and similar expressions. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond Organon’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed on the anticipated terms in a timely manner or at all; (iii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including receiving, on a timely basis or otherwise, the minimum vote required by Organon’s stockholders to approve the proposed transaction; (iv) the possibility that competing offers or acquisition proposals for Organon will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, including in circumstances which would require Organon to pay a termination fee; (vii) the effect of the announcement or pendency of the proposed transaction on Organon’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from Organon’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (x) certain restrictions during the pendency of the proposed transaction that may impact Organon’s ability to pursue certain business opportunities or strategic transactions; (xi) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Organon’s common stock, including if the proposed transaction is not consummated; (xii) risks that the benefits of the proposed transaction are not realized when and as expected; (xiii) legislative, regulatory and economic developments; and (xiv) other factors discussed in the “Risk Factors” section of Organon’s most recent periodic reports filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, all of which may be obtained free of charge from the SEC’s website at www.sec.gov. Although Organon believes that the expectations reflected in its forward-looking statements are reasonable, it cannot assure that those expectations will prove to be correct. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Organon on its website or otherwise. Organon does not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Organon, Sun Pharmaceutical Holdings USA, Inc. and Sun Pharma America, Inc. In connection with the proposed transaction, Organon filed a preliminary proxy statement on Schedule 14A with the SEC on June 1, 2026, which is available at https://www.sec.gov/Archives/edgar/data/1821825/000119312526249541/d15298dprem14a.htm. Organon intends to file additional relevant materials with the SEC, including a definitive proxy statement on Schedule 14A (the “Merger Proxy Statement”). Organon will mail the Merger Proxy Statement and a proxy card to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF ORGANON ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE MERGER PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ORGANON, SUN PHARMACEUTICAL HOLDINGS USA, INC., SUN PHARMA AMERICA, INC. AND THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders of Organon are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or through the investor relations section of Organon’s website, https://www.organon.com.

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Organon and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Organon in favor of the proposed transaction. Information about Organon’s directors and executive officers is set forth in the 2026 Annual Meeting Proxy Statement, filed with the SEC on April 24, 2026, and which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001821825/000119312526177411/ogn-20260423.htm. To the extent holdings of Organon’s securities by its directors or executive officers have changed since the amounts set forth in the 2026 Annual Meeting Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which are available at https://www.sec.gov/edgar/browse/?CIK=1821825. Additional information concerning the interests of Organon’s participants in the solicitation, which may, in some cases, be different than those of Organon’s stockholders generally, will be set forth in the Merger Proxy Statement when it becomes available.